EXHIBIT 10.2

                          MEMORANDUM OF UNDERSTANDING


The  following  are  points  of  understanding   regarding   Michael  J.  Mruz's
resignation as Nichols Research CEO.

- Michael J. Mruz resigns as Nichols Research CEO effective March 15, 1999. Mr. Mruz will remain in a regular full-time employment status during the 60 day notification period (March 15, 1999 to May 14, 1999), which would then be followed by six months severance payment (per employment agreement).

- Mr. Mruz will remain in a Temporary-On-Call (TOC) status until December 31, 2000, to permit Nichols Research stock options to continue to vest; and should the company be sold during that time or some form of agreement be consummated during this time with such sale planned to occur during some reasonable time after December 31, 2000, then Mr. Mruz would enjoy the same benefits as any other option holder regarding acceleration of vesting of any unvested options.

- The above does not change any other aspect of the Nichols Research stock options that have previously been granted to Mr. Mruz (i.e., the 45,000 options that expire on August 16, 1999, if not exercised by then are unaffected by the above).

- Mr. Mruz will support Chris Horgen on matters he determines, if any, during the 60 day notification period and during the subsequent period (until December 2000). No compensation or benefits will be paid other than that associated with being a regular full-time employee during the 60 day notification period. Mr. Mruz will receive a six month severance payment.

- Mr. Mruz will remain on the Nichols Research Board until his current term expires or other such events occur that would dissolve the current board.

- Mr. Mruz will resign as a member of the board of Nichols TXEN Corporation and understands he will not receive Nichols TXEN stock options in the event that the Nichols TXEN IPO is effective.

- Mr. Mruz will work with Pat Hattox and Scott Parker regarding the normal transition of health care benefits, 401k, etc.

- Mr. Mruz will remove personal items from his office over the next couple of weeks. He will retain access to Nichols e-mail and voice mail through May 14, 1999.

- Mr. Mruz will retain the phone in his car and the personal computer he has at his home. At the end of the 60 day notification period, the company paid wireless service will cease.

- At the end of the 60 day notification period, Mr. Mruz will turn in his Nichols badge.


Michael J. Mruz       March 15, 1999        Chris H. Horgen     March 15, 1999
---------------       --------------        ---------------     --------------
Michael J. Mruz       Date                  Chris H. Horgen     Date